Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SAFE & GREEN HOLDINGS CORP.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Safe & Green Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following paragraphs are inserted in lieu thereof:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 80,405,010 shares, consisting of (i) 75,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 5,405,010 shares of Preferred Stock, $1.00 par value per share (“Preferred Stock”).”

2. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chairman and Chief Executive Officer this 16th day of October, 2023.

/s/ Paul Galvin
Paul Galvin
Chairman and Chief Executive Officer

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